Exhibit 10.5

To: The Compensation Committee of the Board of Directors of Henry Schein, Inc.

Effective as of April 6, 2020 (“Effective Date”), and in connection with the response of Henry Schein, Inc. (“Company”) to the COVID-19 pandemic, I hereby voluntarily and irrevocably waive 100% of my Base Salary (as defined in that certain Amended and Restated Employment Agreement, dated as of August 8, 2019, by and between me and the Company  (“Employment Agreement”)), less any amounts necessary to cover any contributions I make to any benefit plans provided to me by the Company commencing on the Effective Date through June 30, 2020 (such period, the “Waiver Period”).  This waiver will be reflected as a reduction in my pay during the Waiver Period and is not a deferral. I understand the Company may request a further waiver subsequent to the Waiver Period, in which case, if I consent to a further waiver, I will provide a writing consenting to such extension.

Notwithstanding the foregoing, this waiver shall be disregarded and my salary will be deemed unchanged solely for purposes of calculating (i) any entitlement I may have to any annual or long term incentive award under the Employment Agreement or other agreement between me and the Company or any affiliate (“Agreement”), or (ii) any severance which I may be granted, or to which I may be entitled under any Agreement (including without limitation, the calculation of the “Make-Up Pension Payment”, as set forth in Section 5.3(b)(ii) the Employment Agreement), should I have a qualifying termination of employment with the Company during the Waiver Period. I also acknowledge that:

(i)	I hereby consent in writing to the waiver of my Base Salary and such waiver does not, nor is intended to, constitute “good reason” or breach under any Agreement;

(ii)	my waiver does not, nor is intended to, confer on me any rights or entitlements, or trigger any rights or entitlements, from the Company or any of its affiliates; and

(iii)

except with respect to my salary waiver for the Waiver Period as described above, the terms and conditions of any Agreement shall remain in full force and effect and shall not be deemed to be amended or supplemented in any way.

Although I acknowledge that this email constitutes a valid waiver and consent for all purposes (including under any Agreement), I will deliver a signed copy of this email to the Company by overnight courier or as otherwise required by the Company in accordance with the Employment Agreement as soon as administratively possible.

/s/ Stanley M. Bergman

Stanley M. Bergman